Exhibit 99

Schlumberger Announces Third-Quarter 2019 Results

•	Worldwide revenue of $8.5 billion increased 3% sequentially

•	International revenue of $5.6 billion increased 3% sequentially

•	North America revenue of $2.8 billion increased 2% sequentially

•	GAAP loss per share, including charges of $8.65 per share, was $8.22

•	EPS, excluding charges, was $0.43 representing a 23% sequential increase

•	Cash flow from operations was $1.7 billion and free cash flow was $1.1 billion

•	Board approved a quarterly cash dividend of $0.50 per share

Houston, October 18, 2019—Schlumberger Limited (NYSE: SLB) today reported results for the third quarter of 2019.

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential		Year-on-year
Revenue	$8,541	$8,269	$8,504	3%		0%
Income (loss) before taxes - GAAP basis	$(11,971)	$593	$787	n/m		n/m
Pretax segment operating income*	$1,096	$968	$1,152	13%		-5%
Pretax segment operating margin*	12.8%	11.7%	13.5%	113	bps	-71	bps
Net income (loss) - GAAP basis	$(11,383)	$492	$644	n/m		n/m
Net income, excluding charges & credits*	$596	$492	$644	21%		-7%
Diluted EPS (loss per share) - GAAP basis	$(8.22)	$0.35	$0.46	n/m		n/m
Diluted EPS, excluding charges & credits*	$0.43	$0.35	$0.46	23%		-7%

North America revenue	$2,850	$2,801	$3,189	2%		-11%
International revenue	$5,629	$5,463	$5,215	3%		8%

North America revenue, excluding Cameron	$2,261	$2,201	$2,545	3%		-11%
International revenue, excluding Cameron	$4,857	$4,708	$4,502	3%		8%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits” and “Segments” for details.

n/m = not meaningful

Schlumberger CEO Olivier Le Peuch commented, “We ended the third quarter with revenue of $8.5 billion, a 3% sequential increase while pretax segment operating income of $1.1 billion rose 13%. I am pleased with the results and proud of the team’s performance. Sustained international activity drove overall growth despite mixed results in North America. The North America business saw strong offshore sales with minimal growth on land due to slowing activity and further pricing weakness. Third-quarter EPS of $0.43, excluding charges, was 23% higher than the second quarter.

“Sequential international growth was led by the Europe/CIS/Africa area, where revenue increased 9% sequentially driven by peak summer activity in the Northern Hemisphere as well as the start of new projects in Africa. International revenue was also driven by double-digit growth in Asia. Latin America revenue declined 9% sequentially on lower activity in Argentina and Mexico. Excluding Cameron, third-quarter international revenue increased 8% year-over- year, remaining in line with our expectations of high single-digit international growth. As we enter the fourth quarter, international activity will be affected by the usual winter slowdown, particularly in the Northern Hemisphere.

“In North America, offshore revenue grew sequentially due to higher WesternGeco® multiclient seismic license sales. Land revenue was slightly higher, as a modest increase in OneStim® activity was offset by softer pricing while land drilling revenue was essentially flat despite the lower rig count. As we exited the quarter, OneStim activity decelerated as frac programs were either deferred or cancelled due to customer budget and cash flow constraints.

“By business segment, third-quarter sequential growth was led by a 6% increase in revenue in Reservoir Characterization due to peak summer campaigns, particularly in the Northern Hemisphere. Cameron revenue increased 3% sequentially from higher OneSubsea®, Surface Systems, and Drilling Systems sales—primarily in the international markets. Drilling and Production revenue each increased 2% sequentially on international growth and decelerating activity in North America land.

“This quarter’s results reflected a macro environment of slowing production growth rate in North America land as operators maintained capital discipline, reducing drilling and frac activity. Our year-to-date high single-digit international revenue growth continues to be underpinned by international investment levels. Market uncertainty, however, is weighing on future oil demand outlook in a climate where trade concerns are seen as challenging global economic growth.

“The third quarter results reflect a $12.7 billion pretax charge driven by market conditions. This charge is almost entirely noncash and primarily relates to goodwill, intangible assets, and fixed assets.

“Last month, we presented four key elements of our new strategy: leading and driving digital transformation; developing fit-for-basin solutions; capturing value from the performance impact for our customers; and fostering capital stewardship. The latter involves more stringent capex allocation and a strategic review of our portfolio—particularly in North America—through the lens of fit-for-basin attributes, customer performance, and return on investment.

“We are already off to a good start on digital. We presented our vision of the future E&P industry to 800 customers and partners at the highly successful SIS Global Forum 2019. We are committed to an open digital environment that unlocks customer performance. One enabling element is the DELFI* cognitive E&P environment that now features a suite of cloud-native applications that spans the E&P domains from exploration to production, including ExplorePlan*, DrillPlan*, DrillOps*, FDPlan*, and ProdOps* solutions.

“As we move forward, our vision is to define and drive high performance. Simply put, we want to be the performance partner of choice for the benefit of our customers and our industry. Underpinned by the elements of our strategy, Schlumberger is favorably positioned to achieve superior margin expansion, increased return on capital, and growth in free cash flow.”

Other Events

In connection with the preparation of its third quarter financial statements, Schlumberger recorded a $12.7 billion pretax charge primarily relating to the impairment of goodwill, intangible assets, and fixed assets. Please refer to sections titled “Charges & Credits” and “Supplementary Information“ (items 13 and 14) for details.

During the quarter, Schlumberger repurchased 2.2 million shares of its common stock at an average price of $36.64 per share, for a total purchase price of $79 million.

During September, Schlumberger issued EUR 500 million of 0.00% Notes due 2024, EUR 500 million of 0.25% Notes due 2027, and EUR 500 million of 0.50% Notes due 2031. These notes were subsequently swapped into US dollars with a weighted-average interest rate of 2.52%.

During September, Schlumberger repurchased $783 million of its outstanding 3.000% Notes due 2020 and $321 million of its outstanding 3.625% Notes 2022.

On October 2, 2019, Schlumberger and Rockwell Automation announced the closing of their previously announced joint venture, Sensia—the oil and gas industry’s first digitally enabled, integrated automation solutions provider. Rockwell Automation owns 53% of the joint venture and Schlumberger owns 47%. At closing, Rockwell Automation made a $250 million cash payment to Schlumberger.

On October 17, 2019, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on January 10, 2020 to stockholders of record on December 4, 2019.

Consolidated Revenue by Area

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential	Year-on-year
North America	$2,850	$2,801	$3,189	2%	-11%
Latin America	1,014	1,115	978	-9%	4%
Europe/CIS/Africa	2,062	1,896	1,820	9%	13%
Middle East & Asia	2,553	2,452	2,417	4%	6%
Other	62	5	100	n/m	n/m

	$8,541	$8,269	$8,504	3%	0%

North America revenue	$2,850	$2,801	$3,189	2%	-11%
International revenue	$5,629	$5,463	$5,215	3%	8%

North America revenue, excluding Cameron	$2,261	$2,201	$2,545	3%	-11%
International revenue, excluding Cameron	$4,857	$4,708	$4,502	3%	8%

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to the current period presentation.

Third-quarter revenue of $8.5 billion increased 3% sequentially. North America revenue of $2.8 billion increased 2%, while international revenue of $5.6 billion increased 3%.

North America

North America area consolidated revenue of $2.8 billion was 2% higher sequentially. This was driven by WesternGeco multiclient seismic license sales and increased drilling and stimulation offshore activity that benefited the Drilling & Measurements, Completions, and Well Services product lines. Land revenue was slightly higher as a modest increase in OneStim activity was partially offset by softer pricing. Land drilling revenue was essentially flat as our fit-for-basin technology-access approach to drilling equipment sales and leases helped offset the decline in drilling activity due to lower rig count. As we exited the quarter, OneStim activity decelerated as frac programs were either deferred or cancelled due to customer budget and cash flow constraints, adding uncertainty to the fourth quarter.

International

Consolidated revenue in the Latin America area of $1.0 billion decreased 9% sequentially. This was due primarily to lower revenue in the Latin America South GeoMarket on lower Cameron Drilling Systems sales and reduced Well Services and Schlumberger Production Management (SPM) project activity in Argentina. Revenue in the Mexico &

Central America GeoMarket also declined due to reduced Integrated Drilling Services (IDS) activity onshore and lower IOC exploration activity offshore. In the Latin America North GeoMarket, revenue was driven by higher SPM activity and increased production, mainly in Ecuador. However, recent production shut-ins in Ecuador due to ongoing civil unrest may potentially impact our revenue in the fourth quarter.

Europe/CIS/Africa area consolidated revenue of $2.0 billion increased 9% sequentially. This was driven by the peak summer activity campaigns in the Russia & Central Asia GeoMarket and the North Sea, and the start of new projects in the Sub-Sahara Africa and North Africa GeoMarkets. Growth in Russia primarily benefited Wireline, Drilling & Measurements, and Well Services. Growth in the North Sea was mainly from higher Well Services stimulation work and stronger Wireline exploration activity in Norway. Revenue increased in the Sub-Sahara Africa GeoMarket as rig count grew, well intervention activity increased, and new integrated drilling projects started. Cameron revenue was also higher in the area due to increased OneSubsea and Surface Systems equipment sales, mainly in the UK & Continental Europe and Sub-Sahara Africa GeoMarkets.

Consolidated revenue in the Middle East & Asia area of $2.6 billion increased 4% sequentially. This was led by double-digit growth in Asia, particularly in China, Australia, and India. Growth in China was primarily driven by increased drilling and exploration activity in addition to equipment sales; Australia benefited from higher offshore drilling activity and Software Integrated Solutions (SIS) sales on an enterprise-wide DELFI environment deployment; and India increased from higher Integrated Services Management (ISM) activity. In the Middle East, revenue in the Saudi Arabia & Bahrain GeoMarket increased on higher frac activity and Cameron equipment sales, partially offset by lower drilling activity. In the Eastern Middle East GeoMarket, revenue was lower due to reduced IDS activity in Iraq.

Reservoir Characterization

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential		Year-on-year
Revenue	$1,651	$1,558	$1,587	6%		4%
Pretax operating income	$360	$317	$361	14%		0%
Pretax operating margin	21.8%	20.3%	22.7%	149	bps	-90	bps

Certain prior period amounts have been reclassified to conform to the current period presentation.

Reservoir Characterization revenue of $1.7 billion, 82% of which came from the international markets, increased 6% sequentially due to peak summer activity campaigns. Growth was led by Wireline activity in Russia, offshore China and Australia, and increased ISM project activity in India. The increase in Reservoir Characterization revenue was also driven by higher WesternGeco multiclient seismic license sales in North America, both on land and offshore.

Reservoir Characterization pretax operating margin of 22% was 149 basis points (bps) higher sequentially due to the peak summer campaign for Wireline and stronger WesternGeco multiclient seismic license sales.

Drilling

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential		Year-on-year
Revenue	$2,470	$2,421	$2,429	2%		2%
Pretax operating income	$305	$300	$339	2%		-10%
Pretax operating margin	12.4%	12.4%	14.0%	-5	bps	-161	bps

Drilling revenue of $2.5 billion, 75% of which came from the international markets, increased 2% sequentially. Stronger international activity was led by robust performance in Russia from the peak summer drilling campaign, and higher drilling activity in China and Australia also contributed to the sequential growth. This growth, however, was partially offset by reduced drilling in Saudi Arabia. While shale drilling activity in North America land was impacted by lower US land rig count, our fit-for-basin technology-access approach to drilling equipment sales and leases has offset the revenue decline. Drilling & Measurements drove international growth across all GeoMarkets led by Russia & Central Asia. IDS revenue was lower sequentially due to reduced onshore activity in Mexico, Saudi Arabia, and Iraq.

Drilling pretax operating margin of 12% was essentially flat sequentially as margin improvements for Drilling & Measurements were offset by lower margins from M-I SWACO and IDS projects in the Middle East region.

Production

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential		Year-on-year
Revenue	$3,153	$3,077	$3,249	2%		-3%
Pretax operating income	$288	$235	$320	22%		-10%
Pretax operating margin	9.1%	7.6%	9.9%	148	bps	-72	bps

Production revenue of $3.2 billion, of which 55% came from the international markets, increased 2% sequentially. This was driven primarily by higher international activity for Completions in the Far East Asia & Australia, Russia & Central Asia, and Sub-Sahara Africa GeoMarkets. Well Services and Completions revenue was also higher in Saudi Arabia and Russia but was partially offset by reduced activity in Argentina. Artificial Lift Solutions were higher in North America land, North Africa, Ecuador, and Europe. In North America land, OneStim revenue was essentially flat as activity grew slightly, offset by softer pricing. As we exited the quarter, OneStim activity decelerated as frac programs were either deferred or cancelled due to customer budget and cash flow constraints, adding uncertainty to the fourth quarter.

Production pretax operating margin of 9% expanded 148 bps sequentially, largely due to improved international margins from higher activity. Additionally, the reduction in depreciation and amortization expense as a result of the third-quarter 2019 impairment charges accounted for just under half of the sequential margin improvement.

Cameron

				(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential		Year-on-year
Revenue	$1,363	$1,328	$1,386	3%		-2%
Pretax operating income	$173	$165	$160	5%		8%
Pretax operating margin	12.7%	12.4%	11.5%	29	bps	117	bps

Certain prior period amounts have been reclassified to conform to the current period presentation.

Cameron revenue of $1.4 billion, of which 57% came from international markets, increased 3% sequentially. This was driven by higher international revenue for Surface Systems, OneSubsea, and Drilling Systems. Valves & Process Systems revenue declined due to reduced activity in North America. By geography, international revenue grew 2% sequentially, primarily on strong growth in the Europe/CIS/Africa and Middle East & Asia areas while North America revenue declined by 2%.

Cameron pretax operating margin of 13% was essentially flat sequentially. Improved profitability in OneSubsea was partially offset by reduced margins in the other Cameron product lines.

Quarterly Highlights

During the third quarter, we achieved several important milestones in the deployment of our digital strategy. We launched a number of new technologies and key developments within the DELFI cognitive E&P environment at the SIS Global Forum 2019.

Since the launch of the DELFI environment, about 100 customers have adopted the environment as we continue to introduce new applications. We have also expanded our collaboration with industry and technology partners to enhance DELFI’s capabilities.

This quarter, we signed an agreement with Chevron and Microsoft® to accelerate the deployment of DELFI environment solutions in the Azure® cloud to enable broader adoption. Furthermore, we added industry-leading analytics and virtualization technologies from TIBCO Software Inc. and commercialized four new E&P applications.

The four new cloud-native applications—ExplorePlan, DrillOps, FDPlan, and ProdOps solutions—optimize workflows and enable collaboration, speeding delivery of actionable insights. With these applications, the DELFI environment now offers solutions across E&P domains. WesternGeco continues to integrate digital workflows and processes into its asset-light model through the GAIA* digital subsurface platform. We expect the GAIA platform to be the industry’s marketplace for diverse subsurface data, including multiclient seismic and third-party datasets. The most recent addition includes the IHS Markit global E&P datasets.

We recently commercialized a digital formation testing platform and a number of fit-for-basin technologies, all favorably impacting our customers’ performance:

•

The Ora* intelligent wireline formation testing platform is the first Schlumberger tool built on a cloud-native platform, combining software and hardware to deliver dynamic reservoir characterization in all conditions. The Ora platform provides actionable insights for real-time decision making. In Mexico, the Ora platform was the first-ever wireline formation tester able to collect high-quality gas condensate samples in a challenging carbonate formation with permeability below 0.03 mD at 360 degF and 20,000-psi pressure. This technology helped Pemex announce the tripling of estimated reserves for Mexico’s most important land discovery in the last 25 years.

•

The NeoSteer* at-bit steerable system permits drilling higher dogleg severity curve sections and straighter laterals without the need to change the bottomhole assembly (BHA) between sections. This steerable bit delivers improved performance using gamma ray sensors to supply high-quality data to the latest trajectory-control algorithms and data analytics. This improves drilling accuracy and saves significant time and cost by eliminating tripping to change out the BHA. In the DJ Basin, SRC Energy used the NeoSteer CL* curve and lateral at-bit steerable system to drill a 12-well pad targeting vertical, curved, and lateral sections. SRC Energy was able to increase the rate of penetration (ROP) by 20%, saving as much as 21 hours in a single well while targeting various zones in the unconventional Niobrara Shale Formation.

•

The introduction of Aegis* armor cladding alloy for drill bits increases bit erosion resistance by 400% and strength by 40% when compared with conventional matrix polycrystalline diamond compact (PDC) bits. Aegis cladding enables fit-for-basin bit designs that improve the ROP. In Oklahoma’s Anadarko Basin, two steel-bodied bits with Aegis cladding were deployed in eight wells for a prominent midcontinent operator. Aegis cladding enabled a bit design using taller blades and optimal nozzle placement, resulting in an ROP increase of 36% compared with direct offset runs of matrix PDC bits. The customer reduced drilling time by 27% or approximately 179 hours across the eight runs.

•

Muzic Aeon* premium-performance wireless telemetry provides real-time access to downhole reservoir test data under high-temperature conditions up to 392 degF. In the Gulf Cooperation Council (GCC) region, a fit-for-basin approach was deployed for a customer to evaluate new resources in deeper reservoirs with high formation temperatures. Muzic Aeon telemetry was deployed as part of a comprehensive drillstem test system in a 17,000- ft well with expected temperatures up to 365 degF. The Muzic Aeon telemetry system overcame the temperature limitations associated with conventional wireless telemetry systems and delivered reliable downhole data at surface with minimal delay. This technology-fit solution enhanced customer performance by enabling rig personnel, well test engineers, and subsurface teams to monitor operations and make timely decisions in line with a predefined management-of-change process.

In North America, the demand for Schlumberger’s proprietary infill well technology solutions continues to increase. In 2019, the number of jobs employing our fit-for-basin technologies, including BroadBand Shield* fracture-geometry control service and WellWatcher Stim* stimulation monitoring service to mitigate detrimental frac hits, has increased six-fold compared with 2018. These technologies are being successfully implemented across multiple basins in North America.

•

In North Dakota, OneStim used BroadBand* unconventional reservoir completion services for Whiting Petroleum Corporation to increase oil production in two new infill wells. A multidisciplinary collaboration led to an optimized completion strategy that combined BroadBand Sequence* fracturing service and BroadBand Shield service to eliminate undesired fracture height growth to maximize oil production from the targeted intervals. Consequently, the wells are outperforming nearby offset wells by 37% and 48% in the Bakken and Three Forks Formations, respectively, while using similar proppant intensities.

•

In the Permian Basin, OneStim deployed WellWatcher Stim and BroadBand Shield services for Callon Petroleum to avoid parent-child well interference. The use of chemical tags to identify potential points of communication throughout the entirety of the well stimulation process confirmed that Broadband Shield service provided effective well-to-well transfer prevention.

The combination of fit-for-basin technologies and performance models is enabling our customers’ performance through improved efficiency and workflow optimization.

•

In the Permian Basin, Occidental and Schlumberger have worked together to establish a differentiated unconventional asset development program. Occidental built the Aventine facility, an integrated operations and logistics center in New Mexico, which is a key part of its strategies for leadership, innovation, and outperformance in the basin. As the exclusive provider for specific services, including fracturing and pumpdown perforating, Schlumberger built and operates a new base within Aventine. Both companies are achieving record hydraulic fracturing efficiencies through collaborative optimization of workflows and new fit-for-basin technologies such as MonoFlex* dual-connection fracturing fluid delivery technology, Fractal* multistage stimulation perforating system, and others. As a result, OneStim fleets have broken both companies’ Permian records for stages per month four different times this year, with one fleet achieving 267 stages. Also, a fracturing fleet completed a two-well pad with an average 20.2 hours of pumping time per day, and a single-day maximum of 21.8 hours. This is well above typical industry pumping times of 12 to 15 hours per day on comparable operations.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

	(Stated in millions, except per share amounts)
	Third Quarter		Nine Months
Periods Ended September 30,	2019	2018	2019	2018
Revenue	$8,541	$8,504	$24,689	$24,636
Interest and other income	21	36	61	118
Expenses
Cost of revenue	7,385	7,324	21,594	21,306
Research & engineering	176	177	527	524
General & administrative	120	105	345	330
Impairments & other (1)	12,692	—	12,692	184
Interest	160	147	462	434

Income (loss) before taxes	$(11,971)	$787	$(10,870)	$1,976
Tax (benefit) expense (1)	(598)	129	(420)	348

Net income (loss) (1)	$(11,373)	$658	$(10,450)	$1,628
Net income attributable to noncontrolling interests	10	14	20	29

Net income (loss) attributable to Schlumberger (1)	$(11,383)	$644	$(10,470)	$1,599

Diluted earnings (loss) per share of Schlumberger (1)	$(8.22)	$0.46	$(7.56)	$1.15

Average shares outstanding	1,385	1,385	1,385	1,385
Average shares outstanding assuming dilution	1,385	1,392	1,385	1,393

Depreciation & amortization included in expenses (2)	$900	$887	$2,741	$2,637

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant, and equipment and amortization of intangible assets, multiclient seismic data costs, and SPM investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
	Sept. 30, 2019	Dec. 31, 2018
Assets
Current Assets
Cash and short-term investments	$2,292	$2,777
Receivables	8,332	7,881
Other current assets	5,527	5,073

	16,151	15,731
Fixed assets	9,605	11,679
Multiclient seismic data	593	601
Goodwill	16,112	24,931
Intangible assets	7,282	8,727
Other assets	8,247	8,838

	$57,990	$70,507

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$10,364	$10,223
Estimated liability for taxes on income	1,078	1,155
Short-term borrowings and current portion of long-term debt	340	1,407
Dividends payable	701	701

	12,483	13,486
Long-term debt	16,333	14,644
Deferred taxes	591	1,441
Postretirement benefits	1,101	1,153
Other liabilities	3,155	3,197

	33,663	33,921
Equity	24,327	36,586

	$57,990	$70,507

Liquidity

				(Stated in millions)
Components of Liquidity	Sept. 30, 2019	Jun. 30, 2019	Dec. 31, 2018	Sept. 30, 2018
Cash and short-term investments	$2,292	$2,348	$2,777	$2,854
Short-term borrowings and current portion of long-term debt	(340)	(98)	(1,407)	(3,215)
Long-term debt	(16,333)	(16,978)	(14,644)	(14,159)

Net Debt(1)	$(14,381)	$(14,728)	$(13,274)	$(14,520)

Details of changes in liquidity follow:
Periods Ended September 30,		Nine Months 2019	Third Quarter 2019	Nine Months 2018
Net income (loss) before noncontrolling interests		$(10,450)	$(11,373)	$1,628
Impairment and other charges, net of tax		11,979	11,979	164

		$1,529	$606	$1,792
Depreciation and amortization (2)		2,741	900	2,637
Stock-based compensation expense		329	135	259
Change in working capital		(1,340)	120	(1,147)
Other		(80)	(16)	(159)

Cash flow from operations (3)		$3,179	$1,745	$3,382

Capital expenditures		(1,230)	(413)	(1,539)
SPM investments		(526)	(194)	(719)
Multiclient seismic data capitalized		(181)	(72)	(63)

Free cash flow (4)		1,242	1,066	1,061

Dividends paid		(2,077)	(692)	(2,077)
Stock repurchase program		(278)	(79)	(300)
Proceeds from employee stock plans		219	113	256
Business acquisitions and investments, net of cash acquired plus debt assumed		(21)	(4)	(290)
Other		(192)	(57)	(60)

(Increase) decrease in Net Debt		(1,107)	347	(1,410)
Net Debt, beginning of period		(13,274)	(14,728)	(13,110)

Net Debt, end of period		$(14,381)	$(14,381)	$(14,520)

(1)

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of property, plant, and equipment and amortization of intangible assets, multiclient seismic data costs, and SPM investments.
(3)

Includes severance payments of $104 million and $33 million during the nine months and third quarter ended September 30, 2019, respectively; and $265 million during the nine months ended September 30, 2018.

(4)

“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this third-quarter 2019 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income (loss), excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income (loss), excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

			(Stated in millions, except per share amounts)
	Third Quarter 2019
			Noncont.		Diluted
	Pretax	Tax	Interests	Net	EPS
Schlumberger net income (loss) (GAAP basis)	$(11,971)	$(598)	$10	$(11,383)	$(8.22)
Goodwill	8,828	43	—	8,785	6.34
North America pressure pumping	1,575	344	—	1,231	0.89
Intangible assets	1,085	248	—	837	0.60
Other North America-related	310	53	—	257	0.19
Schlumberger Production Management	294	—	—	294	0.21
Equity-method investments	231	12	—	219	0.16
Argentina	127	—	—	127	0.09
Other	242	13	—	229	0.17

Schlumberger net income, excluding charges & credits	$721	$115	$10	$596	$0.43

	Second Quarter 2018
			Noncont.		Diluted
	Pretax	Tax	Interests	Net	EPS
Schlumberger net income (GAAP basis)	$547	$106	$11	$430	$0.31
Workforce reductions	184	20	—	164	0.12

Schlumberger net income, excluding charges & credits	$731	$126	$11	$594	$0.43

			(Stated in millions, except per share amounts)
	Nine Months 2019
			Noncont.		Diluted
	Pretax	Tax	Interests	Net	EPS*
Schlumberger net income (loss) (GAAP basis)	$(10,870)	$(420)	$20	$(10,470)	$(7.56)
Goodwill	8,828	43	—	8,785	6.34
North America pressure pumping	1,575	344	—	1,231	0.89
Intangible assets	1,085	248	—	837	0.60
Other North America-related	310	53	—	257	0.19
Schlumberger Production Management	294	—	—	294	0.21
Equity-method investments	231	12	—	219	0.16
Argentina	127	—	—	127	0.09
Other	242	13	—	229	0.17

Schlumberger net income, excluding charges & credits	$1,822	$293	$20	$1,509	$1.08

	Nine Months 2018
			Noncont.		Diluted
	Pretax	Tax	Interests	Net	EPS
Schlumberger net income (GAAP basis)	$1,976	$348	$29	$1,599	$1.15
Workforce reductions	184	20	—	164	0.12

Schlumberger net income, excluding charges & credits	$2,160	$368	$29	$1,763	$1.27

*	Does not add due to rounding.

There were no charges or credits recorded during the first six months of 2019.

Segments

					(Stated in millions)
	Three Months Ended
	Sept. 30, 2019		Jun. 30, 2019		Sept. 30, 2018
		Income
		(Loss)		Income		Income
		Before		Before		Before
	Revenue	Taxes	Revenue	Taxes	Revenue	Taxes
Reservoir Characterization	$1,651	$360	$1,558	$317	$1,587	$361
Drilling	2,470	305	2,421	300	2,429	339
Production	3,153	288	3,077	235	3,249	320
Cameron	1,363	173	1,328	165	1,386	160
Eliminations & other	(96)	(30)	(115)	(49)	(147)	(28)

Pretax segment operating income		1,096		968		1,152
Corporate & other		(231)		(238)		(234)
Interest income(1)		7		9		8
Interest expense(1)		(151)		(146)		(139)
Charges & credits(2)		(12,692)		—		—

	$8,541	$(11,971)	$8,269	$593	$8,504	$787

			(Stated in millions)
	Nine Months Ended
	Sept. 30, 2019		Sept. 30, 2018
		Income
		(Loss)		Income
		Before		Before
	Revenue	Taxes	Revenue	Taxes
Reservoir Characterization	$4,669	$959	$4,602	$987
Drilling	7,279	913	6,789	921
Production	9,120	740	9,458	853
Cameron	3,949	486	4,175	522
Eliminations & other	(328)	(126)	(388)	(63)

Pretax segment operating income		2,972		3,220
Corporate & other		(742)		(699)
Interest income(1)		25		44
Interest expense(1)		(433)		(405)
Charges & credits(2)		(12,692)		(184)

	$24,689	$(10,870)	$24,636	$1,976

(1)	Excludes interest included in the segment results.
(2)	See section entitled “Charges & Credits” for details.

Certain prior period amounts have been reclassified to conform to the current period presentation.

Supplemental Information

1)	What is the capex guidance for the full year 2019?

Capex (excluding multiclient and SPM investments) for the full year 2019 is expected to be approximately between $1.6 to $1.7 billion, compared to $2.2 billion that was spent in 2018.

2)	What were cash flow from operations and free cash flow for the third quarter of 2019?

Cash flow from operations for the third quarter of 2019 was $1.7 billion. Free cash flow for the third quarter of 2019 was $1.1 billion.

3)	What was included in “Interest and other income” for the third quarter of 2019?

“Interest and other income” for the third quarter of 2019 was $21 million. This amount consisted of earnings of equity method investments of $13 million and interest income of $8 million.

4)	How did interest income and interest expense change during the third quarter of 2019?

Interest income of $8 million for the third quarter of 2019 decreased $3 million sequentially. Interest expense of $160 million increased $4 million sequentially.

5)	What is the difference between Schlumberger’s consolidated income (loss) before taxes and pretax segment operating income?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the third quarter of 2019?

The ETR for the third quarter of 2019, calculated in accordance with GAAP, was 5% as compared to 16.7% for the second quarter of 2019. Excluding charges and credits, the ETR for the third quarter of 2019 was 16.0%. There were no charges and credits in the second quarter of 2019.

7)	How many shares of common stock were outstanding as of September 30, 2019 and how did this change from the end of the previous quarter?

There were 1.384 billion shares of common stock outstanding as of September 30, 2019. The following table shows the change in the number of shares outstanding from June 30, 2019 to September 30, 2019.

(Stated in millions)
Shares outstanding at June 30, 2019	1,383
Shares issued under employee stock purchase plan	3
Vesting of restricted stock	—
Stock repurchase program	(2)

Shares outstanding at September 30, 2019	1,384

8)

What was the weighted average number of shares outstanding during the third quarter of 2019 and second quarter of 2019? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.385 billion during the third quarter of 2019 and 1.384 billion during the second quarter of 2019.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

		(Stated in millions)
	Third Quarter	Second Quarter
	2019	2019
Weighted average shares outstanding	1,385	1,384
Assumed exercise of stock options	—	—
Unvested restricted stock	11	11

Average shares outstanding, assuming dilution	1,396	1,395

9)	What was the unamortized balance of Schlumberger’s investment in SPM projects at September 30, 2019 and how did it change in terms of investment and amortization when compared to June 30, 2019?

The unamortized balance of Schlumberger’s investments in SPM projects was approximately $3.9 billion at September 30, 2019 and $4.2 billion at June 30, 2019. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet. The change in the unamortized balance of Schlumberger’s investment in SPM projects was as follows:

(Stated in millions)
Balance at June 30, 2019	$4,206
SPM investments	194
Impairment	(294)
Amortization of SPM investment	(188)
Other	(15)

Balance at September 30, 2019	$3,903

10)	What was the amount of WesternGeco multiclient sales in the third quarter of 2019?

Multiclient sales, including transfer fees, were $200 million in the third quarter of 2019 and $181 million in the second quarter of 2019.

11)	What was the WesternGeco backlog at the end of the third quarter of 2019?

The WesternGeco backlog, which is based on signed contracts with customers, was $321 million at the end of the third quarter of 2019. It was $312 million at the end of the second quarter of 2019.

12)	What were the orders and backlog for Cameron’s OneSubsea and Drilling Systems businesses?

The OneSubsea and Drilling Systems orders and backlog were as follows:

		(Stated in millions)
	Third Quarter	Second Quarter
	2019	2019
Orders
OneSubsea	$320	$428
Drilling Systems	$163	$196

Backlog (at the end of period)
OneSubsea*	$1,822	$2,170
Drilling Systems	$496	$541

*	Third quarter 2019 OneSubsea backlog reflects a cancelled project in the North Sea.

13)	What are the components of the $12.7 billion pretax charge included in Impairments & other in the Consolidated Statement of Income (Loss)?

The components of the $12.7 billion pretax charge are as follows (in millions):

Goodwill (a)	$8,828
Intangible assets (b)	$1,085
North America pressure pumping (c)	$1,575
Other North America-related (d)	$310
Argentina (e)	$127
Equity-method investments (f)	$231
Schlumberger Production Management (g)	$294
Other (h)	$242

$12,692

(a)

As a result of market valuations, Schlumberger determined that the carrying value of certain of its reporting units was in excess of their fair values resulting in an $8.8 billion goodwill impairment charge. This charge largely relates to goodwill associated with the 2010 acquisition of Smith International, Inc. (“Smith”) (a 100% stock transaction) and the 2016 acquisition of Cameron International Corporation (a 78% stock transaction).

(b)

Schlumberger recorded a $1.085 billion intangible asset impairment charge. $842 million of this charge relates to intangible assets recorded in connection with Schlumberger’s 2010 acquisition of Smith. The remaining $243 million primarily relates to intangible assets recorded in connection with certain other acquisitions in North America.

(c)

Schlumberger recorded a $1.575 billion charge relating to its pressure pumping business in North America. This amount consists of $1.324 billion of pressure pumping equipment and related assets; $98 million of right-of-use assets under operating leases; $121 million relating to a supply contract; $19 million of inventory; and $13 million of severance.

(d)	Primarily relates to other businesses in North America and consists of $230 million of fixed asset impairments, $70 million of inventory write-downs and $10 million of severance.
(e)

As a result of the ongoing economic challenges in Argentina, Schlumberger recorded $127 million of charges. This consists of $72 million of asset impairments, a $26 million devaluation charge, and $29 million of severance.

(f)	Relates to certain equity method investments that were determined to be other-than-temporarily impaired.
(g)	Relates to the carrying value of certain smaller SPM projects.
(h)

Consists of $62 million of severance; $57 million relating to the acceleration of stock-based compensation expense associated with certain individuals; $49 million of business divestiture costs; $29 million relating to the repurchase of certain Senior Notes; and $45 million of other provisions.

14)	What is the depreciation and amortization expense effect of the impairment charges on the third quarter’s results?

As these impairment charges were effective as of August 31, 2019, the third-quarter operating results include a one-month reduction in depreciation and amortization expense of $27 million. Approximately $21 million of this amount relates to the Production segment. The remaining $6 million is reflected in our “Corporate & other” line item. The after-tax impact of this one-month reduction is approximately one-and-a-half cents in terms of EPS.

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. With product sales and services in more than 120 countries and employing approximately 105,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has executive offices in Paris, Houston, London, and The Hague, and reported revenues of $32.82 billion in 2018. For more information, visit www.slb.com.

*	Mark of Schlumberger or Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, October 18, 2019. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333- 4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call, an audio replay will be available until November 19, 2019 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North America, and providing the access code 471224. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until November 19, 2019.

For more information, contact

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This third-quarter 2019 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; our effective tax rate; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in this third-quarter 2019 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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